Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169957 on Form S-8 of our report dated August 7, 2015, relating to the consolidated financial statements of National American University Holdings, Inc. and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended May 31, 2015.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
August 7, 2015